PART II - OTHER INFORMATION

  Item 6. Exhibits and Reports on Form 8-K


(a)      Exhibit
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                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

       PURCHASE AND SALE AGREEMENT ("Agreement") made as of the 9th day of September, 2002, between Access Solutions International, Inc., a Delaware corporation with its principal place of business at 650 Ten Rod Road, North Kingstown, RI 02852, ("Seller"), and COMPUTER UPGRADE CORPORATION, a California corporation with its principal place of business at 1901 Sampson Avenue, Corona, California 92879 ("Buyer").
                              W I T N E S S E T H:
                               - - - - - - - - - -
       WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer certain assets used in Seller's computer hardware and software maintenance business (the "Business"); and

       WHEREAS,  Buyer desires to purchase such assets used in the Business; and

       WHEREAS, Seller and Buyer desire to set forth in this Agreement the terms of their agreements and understandings.

       NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

       1.       Purchase and Sale.
                (a) Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby acquires and purchases from Seller, the assets listed on Exhibit A ("Assets"), for the purchase price set forth in Section 2. (b) Buyer does not assume nor shall Buyer be obligated to pay, perform or discharge any debts, liabilities, obligations, contracts, loans or undertakings of Seller, whether fixed, unliquidated, absolute, contingent or otherwise, except as set forth on Exhibit A.


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                (c) For purposes of this  Agreement,  the parties agree that the effective date of the purchase and sale described herein is July 1, 2002 (the "Effective Date").

       2.       Purchase Price.
                --------------

                (a) Seller agrees to pay to Buyer $262,656.00 ("Closing Purchase Price") which represents one-half of the accrued but unearned maintenance gross margin on the contracts listed in Exhibit A as of the Effective Date. Buyer commits to reimburse Seller for any expenses (cost of goods sold and administrative) paid for by the Seller applicable to the month of September and to pay any adjustment required if the Pershing& Co. and/or Fleet Bank contracts terminate prior to their scheduled expiration date due to the impact of the sale. buyer acknowledges receipt of Seller's check in the amount of $262,656.00 in payment of the Closing Purchase Price.

                (b) For every contract with a customer listed on Exhibit A that is renewed or extended during the time period beginning with the Effective Date and ending on its second anniversary, Buyer also agrees to pay to Seller within fifteen days following such extension or renewal one-half of the gross margin on the contract, calculated in the same manner as in the gross margin analysis dated July 31, 2002, so long as the maturity of the renewal or extension does not extend beyond the second anniversary of the Effective Date. If the renewal or extension extends beyond the second anniversary of the Effective Date, Buyer also agrees to pay to Seller within fifteen days following such extension or renewal one-half of the gross margin on the contract, but only for the prorated amount from the date of the contract renewal or extension through the second anniversary of the Effective Date.

                (c) During the time period beginning on the Effective Date and ending on its second anniversary, Buyer agrees to provide Seller with a written report, on or before the 15th day of each calendar month summarizing the status of each contract with a customer listed on Exhibit A and certified by an officer of buyer as being true, accurate and complete.

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         3. Consultants.  Buyer has entered into mutually-acceptable  consulting contracts, or assume the existing consulting contracts, with Stanley Weyman and Barry Hershenfeld, for a two-year term, subject to earlier termination only for cause. Base salary for each contract is $33,500 and $27,900 ($26,075 plus 7% sales tax), respectively. Annual bonuses, if any, are to be negotiated between Buyer and each consultant.

         4. Employment Arrangements. Buyer has entered into a mutually-acceptable employment agreement with Timothy F. Kinney, for a minimum one-year term, subject to earlier termination only for cause. Base salary for the initial year is $70,000 and is subject to satisfactory performance. Buyer also agrees to pay Mr. Kinney a fee of 1% on new and renewed maintenance contracts for these clients and 5% on any new ASI business which he brings in. Buyer also agrees to pay 80% of his medical insurance.

         5. Default Under the Maintenance Agreements. If Buyer defaults at any time under any of the maintenance contracts listed in Exhibit A during the period starting on the Effective Date and ending on the second anniversary of the Effective Date, all of the Assets (including, without limitation, the maintenance contracts listed on Exhibit A) will be automatically assigned back to Seller.

         6. Access Link. During the past several years, Seller has been developing a computer software program known as "Access Link." As of the Effective Date, Buyer shall hold all of Seller's right, title and interest to Access Link, including to the source code thereof, and all of Seller's intellectual property rights therein such as any applicable copyrights or trademarks. If Access Link becomes operational within six months after the Effective Date and is sold or licensed to Prudential, Seller will be due ninety percent (90%) of the sale price or license amounts. The proceeds of any additional sales will belong to Buyer. All derived maintenance fees associated with Access Link will be shared in the same manner as all maintenance agreements.


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       7.       Representations and Warranties of Seller.  Seller represents and warrants to Buyer that:

            (a)         This   Agreement   constitutes   a  valid  and   binding
obligation of Seller, enforceable against Seller in accordance with its terms.

            (b)         The  execution  and delivery of this  Agreement  and the
consummation of the transactions contemplated in this Agreement do not constitute, or with the passage of time will not constitute, a default under any agreement to which Seller is a party or by which it is bound or to which any of the Assets are subject.

            (c) There are: (i) no pending or threatened suits or proceedings, at law or in equity, or before or by any governmental agency or arbitrator; and (ii) no unsatisfied or outstanding judgments, orders, decrees, or stipulations affecting Seller or to which he is or may become a party which would constitute or result in a breach of any representation, warranty or agreement set forth in this Agreement or interfere with Seller's ability to perform under this Agreement.

             (d) Seller has paid all federal, state and local taxes required to be paid by Seller to the extent due, and all deficiencies, interest, penalties, or other additions to such taxes. Seller has filed all returns and reports concerning taxes that he has been required to file, which returns and reports accurately reflected the amounts of Seller's liability thereunder.

             (e) Seller owns its entire right title and interest in the Assets and Access Link, and, except for the maintenance contracts with Fleet and Pershing, which require consent to be assigned, has full power and authority to convey them to Buyer on the terms set forth in this Agreement. To the best of Seller's knowledge, the Assets and Access Link are free and clear of any encumbrances, whether voluntary or involuntary.

             (f) Except as expressly set forth in this Agreement, Seller acknowledges that the Assets will be sold to the Buyer "as is" and "where is" without any warranties of quality or fitness.

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       8.       Deliveries by Seller.  Simultaneously with the execution of this
Agreement, Seller hereby delivers to Buyer, receipt of which hereby is acknowledged by Buyer, the following documents and items:

             (a)         A bill of Sale transferring the Assets to Buyer;

             (b)         A check in the amount of $262,656.00.

       9. Deliveries by Buyer. Simultaneously with the execution of this Agreement, Buyer hereby delivers to Seller, receipt of which hereby is acknowledged by Seller, the following documents and items:

             (a) An Assumption Agreement evidencing buyer's agreement to assume the obligations under the customer contracts listed on Exhibit A.

       10. Cooperation. Buyer and Seller agree to cooperate so as to execute any and all documents reasonably requested by Buyer to further evidence the transfer of the Assets from Seller to Buyer.

       11. Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer under this Agreement shall not survive the execution of this Agreement and the consummation of the transactions contemplated hereunder.

       12.      General Provisions.

                 (a) No Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

                 (b) Notice. Any notice required or permitted under this Agreement shall be given in writing by postage prepaid, United States first class, registered or certified mail, return receipt requested, to the parties at their respective addresses specified above, or at such other address for a party as that party may specify by notice. Notice shall be effective upon receipt.
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                 (d) Miscellaneous.  This Agreement:  (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the State of Rhode Island applicable to contracts made, accepted, and performed wholly within the State of Rhode Island without application of principles of conflicts of laws; (iii) constitutes the entire agreement of the parties with respect to its subject matter, superseding
all   prior   oral  and   written   communications,   proposals,   negotiations,
representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties of this Agreement; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; and (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and assigns, except that no party may delegate any of its obligations under this agreement or assign this agreement, without the prior written consent of the other party.

       Executed under seal as of the date first above written.

                              ACCESS SOLUTIONS INTERNATIONAL, INC.

                               By:  /s/ Thomas E. Gardner
                                    ---------------------
                                        Thomas E. Gardner
                                        Chairman

                               Computer upgrade corporation

                               By:  /s/ Scot Lamb
                                        Scot Lamb
                                    --------------------
                                        President & CEO




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(b)  Reports on Form 8-K
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         Current  Report on form 8-K was filed on September 18, 2002  (reporting the sale of maintenance contracts and approval of the plan of complete liquidation and dissolution of the "Company").

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